EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) No. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, and 333-116506 on Form S-8 of our reports dated February 29, 2008 (October 10, 2008 as to the effects of the restatement described in Note 3), relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption on January 1, 2006, of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, the Company’s adoption on January 1, 2007, of Statement of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109, and includes an explanatory paragraph related to the restatement described in Note 3 of the consolidated financial statements), and our report relating to management’s report on the effectiveness of the Company’s internal control over financial reporting dated February 29, 2008 (October 10, 2008 as to the material weakness with respect to controls in place related to the accounting for the Company’s interest rate swaps) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA
October 10, 2008